EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, for the registration of common shares under the FAT Brands Inc. 2017 Omnibus Equity Incentive Plan, of our report dated March 29, 2019, relating to our audit of the consolidated financial statements of FAT Brands Inc. as of December 30, 2018 and for the year then ended.

/s/ Hutchinson and Bloodgood, LLP

Glendale, California
June 8, 2020